Exhibit 99.1

Crane Co.	NEWS

Contact:
Pamela J.S. Styles
Director, Investor Relations
and Corporate Communications
203-363-7352
www.craneco.com

SECOND QUARTER RESULTS

CRANE CO. REPORTS 18% INCREASE TO $0.52 PER SHARE;

MANAGEMENT REAFFIRMS FULL YEAR GUIDANCE OF $1.90 TO $2.05 PER SHARE

Second Quarter Highlights (vs. Second Quarter 2003):

•	Earnings Per Share increased 18% to $0.52 per share

•	Sales up 18% to $479.1 million

•	Operating profit increased 18% to $50.8 million

•	Operating profit margin steady at 10.6%

First Half Highlights (vs. First Half 2003):

•	Earnings Per Share increased 24% to $0.89 per share

•	Sales grew 19% to $927.4 million

•	Operating profit increased 26% to $89.4 million

•	Operating profit margin improved to 9.6% from 9.1%

STAMFORD, CONNECTICUT – July 22, 2004 - Crane Co. (NYSE: CR), a diversified manufacturer of engineered products, reports second quarter 2004 net income increased to $31.2 million, or $0.52 per share, compared with net income of $26.0 million or $0.44 per share reported in the second quarter 2003. Second quarter 2004 earnings per share were at the upper end of the Company’s guidance range.

The $73.1 million sales increase included incremental sales of $35.6 million from acquisitions, $28.1 million from core business growth and $9.4 million from favorable foreign currency translation. The $7.9 million operating profit increase reflected performance improvement across all segments (but not all businesses) and included $3.0 million of incremental profit from acquisitions. While operating profit margin remained at 10.6% compared with the second quarter 2003, there was sequential margin improvement from the first quarter 2004 across all segments except Engineered Materials, which continued achieving strong margins of 21.2% (vs. 22.5% in the first quarter 2004).

“Our second quarter earnings met both management guidance and market expectations,” said Crane Co. president and chief executive officer, Eric C. Fast. “Market conditions continued to be favorable for many of our businesses during the quarter. In particular, the Aerospace & Electronics Segment experienced increased demand from commercial original equipment manufacturers (“OEMs”) and the Engineered Materials Segment continued to see strong demand for fiberglass-reinforced panels from the recreational vehicle (“RV”) and truck trailer market. While the performance in certain of our Fluid Handling businesses has not yet met our goals, we expect to see continued improvement in the segment’s sales and margins in both the third and fourth quarters.”

Order backlog at June 30, 2004 totaled $565.9 million, an 8% improvement from backlog of $525.7 million at March 31, 2004, with increases in the Aerospace & Electronics and Fluid Handling Segments.

The Company has furnished a copy of this press release to the Securities and Exchange Commission on Form 8-K, which includes updated information through June 30, 2004 with respect to the Company’s asbestos liability, including pending claims, settlement costs, defense costs and other related information. The Form 8-K also includes information with respect to an EPA Superfund site in Phoenix/Goodyear, Arizona which the Company has been investigating and remediating since the early 1990’s.

Financial Position

During the second quarter 2004, the Company generated $32.5 million in cash flow from operating activities and $20.8 million in free cash flow (cash flow from operating activities, less dividends and capital expenditures) versus $31.0 million and $18.4 million, respectively, in the second quarter 2003. The Company invested $19.3 million for the repurchase of 632,600 shares during the second quarter 2004 and has invested a total of $42.7 million to repurchase 1,388,100 shares year-to-date. The Company also paid $5.9 million in dividends to shareholders and invested $5.8 million in capital expenditures during the second quarter 2004. Net debt to capital was 29.6% at June 30, 2004, compared with 29.9% at March 31, 2004.

Segment Results

All comparisons below reference the second quarter 2004 versus the second quarter 2003 (“prior year”), unless otherwise specified.

Aerospace & Electronics

	Second Quarter
(dollars in millions)	2004	2003	Change
Sales	$126.4	$104.1	$22.3	22%
Operating Profit	$23.9	$23.3	$.6	3%
Profit Margin	18.9%	22.4%

Second quarter 2004 sales included $18.3 million of incremental sales from P.L. Porter, acquired in late January 2004, and Signal Technology Corporation (“STC”), acquired in May 2003. Excluding the impact of these acquisitions, sales increased $4.0 million, or 4%, reflecting improved OEM demand particularly for regional and business jets. Operating margins were lower as a result of the Electronics Group representing a higher proportion of the sales, higher engineering spending on new programs and reduced aerospace aftermarket volume.

Aerospace Group sales of $77.4 million increased $12.3 million, or 19%, from $65.1 million in the prior year. The primary drivers of the sales increase were $8.9 million of sales from the P.L. Porter acquisition, increased aircraft delivery rates to commercial OEMs and stronger military demand. Second quarter operating profit was flat compared with the prior year, reflecting decreased aftermarket sales related to older platforms, higher engineering spending on new programs and continued customer price pressures.

Electronics Group sales of $49.0 million increased $10.0 million, or 26%, from $39.0 million in the prior year. STC provided incremental sales of $9.4 million, accounting for the majority of the sales increase, while disruption from a plant closure and the receipt of power orders late in the quarter negatively impacted shipments. Operating profit increased 11%.

The Aerospace & Electronics Segment backlog was $353.1 million at June 30, 2004, a $33.1 million, or 10%, improvement compared with $320.0 million at March 31, 2004.

Management continues to expect operating profit for this segment to be moderately higher for the full year 2004, compared with 2003. The combined impacts of incremental business from the P.L. Porter acquisition, generally improving OEM demand and continued operating cost discipline are expected to offset weaker commercial aftermarket demand for certain products, higher engineering spending on new programs and delays in Electronics Group orders.

Engineered Materials

	Second Quarter
(dollars in millions)	2004	2003	Change
Sales	$74.3	$58.3	$16.0	27%
Operating Profit	$15.8	$11.7	$4.1	35%
Profit Margin	21.2%	20.0%

Second quarter 2004 results reflect continued strong demand for fiberglass-reinforced panels (“frp”) with each of the company’s markets experiencing increased sales. The RV and truck trailer markets were particularly strong. Operating profit grew 35% and margins improved from the prior year on increased volume and favorable product mix, which offset the impact of higher resin costs.

Management continues to expect operating profit for this segment to be moderately higher in 2004.

Merchandising Systems

	Second Quarter
(dollars in millions)	2004	2003	Change
Sales	$42.6	$39.9	$2.7	7%
Operating Profit	$3.1	$1.3	$1.8	136%
Profit Margin	7.3%	3.3%

Modest sales increases were mostly due to $1.8 million of favorable foreign currency translation and slight improvement in both vending machine and coin changing equipment demand in Europe, offsetting continued weak demand for vending machines in North America. Operating profit was more than double the prior year reflecting improved operating leverage from prior year headcount reduction efforts. Sales and operating profit improvements were shared evenly between Crane Merchandising Systems (“CMS”) and National Rejectors (“NRI”).

Management continues to expect the Merchandising Systems 2004 operating profit to be higher than prior year, reflecting reduced losses at NRI and strong cost control and new product initiatives at CMS. End market demand is expected to remain weak.

Fluid Handling

	Second Quarter
(dollars in millions)	2004	2003	Change
Sales	$217.9	$187.8	$30.1	16%
Operating Profit	$14.9	$13.7	$1.2	9%
Profit Margin	6.8%	7.3%

The total segment second quarter sales increase includes $17.4 million from combined incremental sales of the Hattersley brand acquired in January 2004 and the pipe coupling and fittings businesses acquired from Etex in June 2003 and $6.7 million from favorable foreign currency translation. Modest operating profit improvement was evenly split between incremental contributions from the noted acquisitions and existing operations. Higher raw material costs and supply chain disruptions impacted margins.

Valve Group sales of $115.9 million increased $3.9 million, or 4%, from $112.0 million in the prior year. Excluding favorable foreign currency translation of $3.8 million, sales were flat from mixed performance across the businesses. Economic recovery continues to be variable across the many end markets for this group. On the flat sales, operating profit declined 7% from the prior year, reflecting the impact of higher raw material costs and supply chain disruptions, which offset benefits from prior year cost reduction initiatives.

Crane Ltd. sales of $28.6 million more than doubled from $11.0 million in the prior year. The acquisitions of the Hattersley valve brand in January 2004 and the pipe coupling and fittings businesses acquired from Etex in June 2003 provided incremental sales of $17.4 million, while sales were weak within the traditional Crane valve and fittings business which continued to experience a difficult competitive market. Operating profit was slightly higher than the prior year, as incremental profit from the acquisitions offset lower results of the traditional valve and fittings business.

Crane Pumps & Systems sales of $27.7 million increased $3.3 million, or 13%, compared with the prior year on increased customer demand for decorative water pumps and increased government sales. Operating profit margin was even at 14%, as higher volume and increased factory utilization offset higher raw material costs.

Crane Supply sales of $33.6 million increased $6.0 million, or 22%, compared with the prior year from improved industrial maintenance, repair and overhaul (“MRO”), commercial construction, petrochemical and mining industry demand across Canada. Operating profit margin remained in the 8-9% level.

Resistoflex-Industrial sales of $10.2 million declined $1.5 million from the prior year. Operating profit increased 29% from the absence of prior year one-time costs for plant consolidations and from this business leveraging its lower cost structure. Operating profit margin improved to slightly above 10%.

The Fluid Handling Segment backlog was $172.1 million at June 30, 2004, an $8.1 million, or 5%, improvement compared with $164.0 million at March 31, 2004.

Management continues to expect a strong increase in this segment’s operating profit in 2004. During the second quarter 2004, the Fluid Handling segment experienced a modest improvement in orders for both project and MRO business. The Company has been and will continue to implement price increases which are expected to mitigate the adverse affect of increasing raw material costs experienced in the second quarter. The combined benefits of slightly improved markets, price increases, realization of cost reductions achieved through facility closures and severance actions, and continued focus on productivity improvements should drive the operating improvements.

Controls

	Second Quarter
(dollars in millions)	2004	2003	Change
Sales	$17.9	$16.0	$1.9	12%
Operating Profit	$1.2	$1.0	$.2	26%
Profit Margin	6.9%	6.2%

Sales and operating profit improvements were attributable to increased sales volume across most product lines sold to truck manufacturers at Barksdale and for products sold into the oil and gas exploration markets at Azonix.

Management continues to expect operating profit from Controls to increase in 2004.

Outlook for Third Quarter and Full Year 2004

The Company expects third quarter 2004 earnings per share to be in the range of $0.50 to $0.55. The Company is maintaining its full year 2004 earnings per share guidance range of $1.90 to $2.05. The Company cautions, however, that new asbestos claims filed in certain jurisdictions and the costs of defending and settling asbestos claims continued at somewhat higher levels in the second quarter of 2004, as set forth in the Company’s Form 8-K filed with this earnings release. While the rate of new claims and settlement costs have varied significantly from quarter to quarter, if these higher rates continue it could have an adverse effect on the Company’s estimate of its asbestos liability.

Conference Call

Crane Co. has scheduled a conference call to discuss the second quarter’s financial results on Friday, July 23rd, 2004 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website.

Crane Co. is a diversified manufacturer of engineered industrial products. Crane Co. is traded on the New York Stock Exchange (NYSE:CR).

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and subsequent reports filed with the Securities and Exchange Commission.

(Financial Tables Follow)